Exhibit 10.21

June 5, 2026

Dear Steve,

We are pleased to extend you this offer of employment to become Chief Legal and Administrative Officer at Talawar Tx Inc. (the “Company”). This offer may be accepted by countersigning where indicated at the end of this letter agreement.

We are excited about the contributions that we expect you will make to the success of the Company and would like your employment to begin on or about, July 6, 2026 (the “Start Date”).

Duties and Extent of Service

As Chief Legal and Administrative Officer at the Company, you will report directly to the Chief Executive Officer and you will have responsibility for performing those duties as are customary for, and are consistent with, your position with the Company, as well as those duties as the Chief Executive Officer may from time to time designate. You agree to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein that may be adopted from time to time by the Company. You will be expected to devote your full-time business efforts to the business and affairs of the Company. Notwithstanding the foregoing, you may serve on the board of directors of other companies, provided that (i) such service does not interfere with the performance of your duties hereunder, (ii) such service does not result in a conflict of interest, as determined by the Company's Board of Directors, and (iii) you have obtained the prior written consent of the Company’s Board of Directors. Notwithstanding anything set forth above, but without limiting your other obligations hereunder or under the Proprietary Rights Agreement, the Company acknowledges you may enter into a consulting arrangement with Cardurion Pharmaceuticals, Inc. for a period not to exceed three months from the Start Date and consents to the your performance thereunder, provided that you shall take steps to ensure that such consulting services do not unreasonably interfere with your obligations to the Company.

Compensation

Until the termination of your employment hereunder, in consideration for your services hereunder, we will compensate you as follows:

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Base Salary. We will pay you, in accordance with the Company’s then current payroll practices, a base salary (the “Base Salary”) at an annual rate of $440,000.
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Annual Bonus. As part of your employment with the Company, you will be eligible to earn an annual incentive bonus with a target amount equal to forty percent (40%) of your Base Salary. In recognition of your current employment status, we will consider your 2026 employment to have been for the full year when (or if) such bonus is paid in early 2027 (ie, not prorated). Whether any such bonus is awarded, and if so, its amount, will be determined at the sole discretion of the Company. The actual amount of any bonus received would be based upon the overall performance of the Company and management’s view of your overall contribution to the Company. Your bonus eligibility is expressly contingent upon your continued full-time, good-standing employment with the Company throughout the applicable calculation period and through the date on which the bonuses are paid. You will not be considered to have earned any bonus if your full-time employment with the Company terminates for any reason before the date on which the bonuses are paid. The Company’s fiscal year runs from January 1 to December 31.

8 The Green, Suite R, Dover

Delaware, 19901, U.S.A.

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Paid time Off. You will be eligible to accrue paid time off of twenty days per year in accordance with the policies and practices of the Company (twenty per year, accrued based on hire date, which does not include US holidays) in effect from time to time with respect to paid time off. Any accrued vacation shall be taken at the reasonable and mutual convenience of the Company and you and in accordance with the Company’s paid time off policies and procedures. Accrued but unused paid time off is forfeited and not paid out upon termination, subject to applicable law.
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Benefits. You will also be entitled to participate in such group medical insurance benefits, if any, and such other employee benefit plans as may be offered or made available by the Company from time to time to its employees. The Company reserves the right from time to time to change or terminate the Company’s employee benefit plans and fringe benefits. Your participation in such employee benefit plans and fringe benefits, and the amount and nature of the benefits to which you shall be entitled thereunder or in connection therewith, shall be subject to the terms and conditions of such employee benefit plans.
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Expenses. You will be reimbursed for reasonable business expenses incurred by you in the performance of your duties hereunder, provided that such expenses are incurred, and such reimbursement requests are submitted (together with reasonable documentation evidencing such expenses incurred), in accordance with the policies and practices as the Company may from time to time have in effect.

Stock Option or Restricted Stock Grant

As soon as reasonably practicable following your Start Date and subject to approval by the Board of Directors (the “Board”), the Company shall grant to you a stock option (the “First Option”) under the Company’s equity incentive plan, as amended (the “Plan”), to purchase that number of shares as represent 0.9% of the Company’s fully diluted equity as of the date such grant is approved (the “First Option Shares”) of the Company’s common stock (the “Common Stock”), at an exercise price per share equal to the fair market value per share of the Common Stock, as determined by the Board, on the date of the grant of the First Option (the “Grant Date”). Promptly after the Grant Date, the Company and you shall execute and deliver to each other the Company’s then standard form of stock option agreement, evidencing the First Option and the terms thereof. The First Option shall be subject to, and governed by, the terms and provisions of the Plan and your stock option agreement (which shall provide that any vested portion of the First Option will remain exercisable for a period of three (3) months following termination of your service (other than for Cause (as defined below) and other than due to your death or disability)). Alternatively, the Company at its sole discretion may consider granting shares of restricted Common Stock subject to vesting if such an award would be preferable from a tax perspective.

Subject to your continued service through each applicable vesting date, twenty-five percent (25%) of the First Option Shares shall vest on the first anniversary of your Start Date, and the remaining seventy-five percent (75%) of the First Option Shares shall vest in substantially equal monthly installments over the thirty-six (36) months thereafter, such that the First Option Shares shall be fully vested on the fourth anniversary of your Start Date.

Any shares acquired upon exercise of the First Option shall be subject to the terms and conditions of the Plan, the Option Agreement and any other applicable agreements required pursuant to the Plan.

8 The Green, Suite R, Dover

Delaware, 19901, U.S.A.

Subject to approval by the Board, following, concurrently with, or prior to the closing of (x) an initial public offering, a financing or series of financings whereby the Company raises at least $75 million in the aggregate, or (y) a reverse merger transaction and PIPE financing (collectively, the “Strategic Transaction”), the Board shall determine in good faith your fully diluted ownership of the Company (taking into account all outstanding equity awards and other rights to acquire shares of Common Stock held by you, and assuming conversion or exercise of all outstanding convertible or exercisable securities). If your fully diluted ownership is less than 0.9%, subject to approval by the Board, the Company shall grant you an additional equity award (the “Top-Up Award”) such that your fully diluted ownership equals no less than 0.9%; provided, however, that if following the Strategic Transaction the Company has raised more than $200 million in financing, including the cash acquired through a merger, then such Top-Up Award shall be calculated as if such Strategic Transaction resulted in the Company receiving an aggregate of $200 million in gross proceeds. The Top-Up Award shall be granted in a form determined by the Board. The Top-Up Award shall vest in substantially equal monthly installments over forty-eight (48) months from the applicable date(s) of grant, subject to your continued service through each applicable vesting date. The Top-Up Award shall be subject to, and governed by, the terms and provisions of the Plan and, as applicable, your restricted stock award agreement or stock option agreement (which shall provide for a three (3) months post-termination exercise period (other than for Cause (as defined below) and other than due to your death or disability)).

In the event that you resign for Good Reason (as defined below) or are terminated without Cause (as defined below) by the Company (or a successor) within one month before, or twelve months following, the consummation of a change in control of the Company, then 100% of the unvested portion of any equity awards then outstanding, including the First Option Grant and the Top-Award, shall become vested.

Withholding Taxes

All payments and benefits described in this letter agreement or that you may otherwise be entitled or eligible to receive as a result of your employment with the Company will be subject to applicable federal, state and local tax withholdings.

Nondisclosure and Developments

Prior to commencing your employment with the Company, you agree to sign a copy of the Company’s standard Confidential Information and Inventions Assignment Agreement, a copy of which is attached as Exhibit A hereto (the “Proprietary Rights Agreement”).

No Conflicting Obligation

You hereby represent and warrant that the execution and delivery of this letter agreement, the performance by you of any or all of the terms of this letter agreement and the performance by you of your duties as an employee of the Company do not and will not breach or contravene (i) any agreement or contract (including, without limitation, any employment or consulting agreement, any agreement not to compete or any confidentiality or nondisclosure agreement) to which you are or may become a party on or at any time after the Start Date or (ii) any obligation you may otherwise have under applicable law to any former employer or to any person to whom you have provided, provide or will provide consulting services. You hereby further represent and warrant to the Company that, prior to the date of this letter agreement, you have provided to the Company a copy of any and all potentially conflicting agreements for the Company’s review.

8 The Green, Suite R, Dover

Delaware, 19901, U.S.A.

At-Will Employment; Severance Eligibility

You acknowledge that the employment relationship between the Company and you is at will, meaning that the employment relationship may be terminated by the Company or you for any reason or for no reason. The Company may terminate your employment at any time and for any or no reason upon written notice. Nothing in this letter agreement shall be construed to alter the at-will nature of your employment, nor shall anything in this letter agreement be construed as providing you with a definite term of employment. In order to leave the Company in good standing, you are expected to provide at least thirty (30) days prior written notice of your intended resignation.

If, at any time, the Company terminates your employment without Cause (other than as a result of your death or disability) or you resign for Good Reason, provided such termination constitutes a Separation from Service (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), then subject to the terms below and your continued compliance with the terms of this letter agreement (including without limitation the Proprietary Rights Agreement), the Company will provide you with the following severance benefits (the “Severance Benefits”):

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The Company will pay you, as cash severance, (i) nine (9) months of your base salary in effect as of your Separation from Service date, less standard payroll deductions and tax withholdings. The Severance will be paid in installments in the form of continuation of your base salary payments, paid on the Company’s ordinary payroll dates, commencing on the Company’s first regular payroll date following the date on which the Separation Agreement (as defined below) becomes effective and non-revocable, and all salary continuation payments thereafter, if any, shall be made on the Company’s regular payroll dates, and (ii) a severance bonus in an amount equal to the product of: (a) the target annual bonus to which you were eligible for the year in which your employment terminates, provided that the Company has not already paid you an annual bonus for such year; and (b) a fraction, the numerator of which is the number of days you were employed by the Company during the year of termination and the denominator of which is the number of days in such year, less standard payroll deductions and tax withholdings, paid in one lump sum amount on the first payroll date following the date on which the Separation Agreement becomes effective and non-revocable. The cash severance described above is collectively referred to as the “Severance”.
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If you timely elect continued group health plan continuation coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Company shall pay your premiums on your behalf for your continued coverage under the Company’s group health plans, including coverage for your eligible dependents, for the earlier of nine (9) months or such earlier date on which you become eligible for health coverage from another employer (the “COBRA Payment Period”). Upon the conclusion of such period of insurance premium payments made by the Company, you will be responsible for the entire payment of premiums (or payment for the cost of coverage) required under COBRA for the duration of your eligible COBRA coverage period. Notwithstanding the foregoing, if you timely elect continued group health plan continuation coverage under COBRA and at any time thereafter the Company determines, in its sole discretion, that it cannot provide the COBRA premium benefits without potentially incurring penalties under applicable law, then in lieu of paying the COBRA premiums on your behalf, the Company will instead pay you on the last day of each remaining month of the COBRA Payment Period a fully taxable cash payment equal to the COBRA premium for that month, subject to applicable tax withholding (such amount, the “COBRA Payments”). Such COBRA Payments shall end upon expiration of the COBRA Payment Period.

8 The Green, Suite R, Dover

Delaware, 19901, U.S.A.

Prior to and as a condition to your receipt of the Severance Benefits described above, you shall execute and deliver to the Company an effective separation agreement and release of claims in favor of and in a form acceptable to the Company (the “Separation Agreement”) within the timeframe set forth therein(or the minimum review period required by applicable law, if longer) following your Separation from Service date, and allow the Separation Agreement to become effective according to its terms (by not invoking any legal right to revoke it) within any applicable time period set forth therein.

Notwithstanding anything to the contrary herein, upon the consummation of a change in control of the Company, you shall be entitled to receive the cash Severance described above, payable in accordance with the payment timing set forth herein.

For the purposes of this offer letter only, “Cause” shall mean: (i) your continued failure to materially perform your assigned duties; (ii) your material breach of any agreement between the Company and you, including this offer letter or the Proprietary Rights Agreement; (iii) your failure or refusal to comply with the policies, standards, employee expectations, and regulations established by the Company from time to time, including to cooperate in good faith with any governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation; (iv) any act of personal dishonesty, fraud, embezzlement, misrepresentation, or other unlawful act committed by you that benefits you at the expense of the Company; (v) your violation of, or a plea of nolo contendere or guilty to, a federal or state law or regulation applicable to the Company’s business or a felony under the laws of the United States or any state; (vi) your gross negligence or willful misconduct that was or is likely to be materially injurious to the Company or its affiliates; or (viii) your failure to sign and return the Proprietary Rights Agreement or failure to prove you are authorized to work in the United States.

For the purposes of this letter agreement, “Good Reason” means any of the following actions taken by the Company: (1) a material reduction in your base salary, which the parties agree is a reduction of at least 10% of your base salary (unless pursuant to a salary reduction program applicable generally to the Company’s similarly situated employees); (2) a material diminution in your authority, duties, responsibilities or reporting relationship, provided, however, that a change in job position shall not be deemed a “material reduction” in and of itself unless your new duties are materially reduced from the prior duties; or (3) relocation of your principal place of employment to a place that increases your one-way commute by more than thirty (30) miles as compared to your then-current principal place of employment immediately prior to such relocation. In order to resign for Good Reason, you must provide written notice of the event giving rise to Good Reason to the Board within ninety (90) days after the condition first arises, allow the Company thirty (30) days to cure such condition, and if the Company fails to cure the condition within such period, your resignation from all positions you then hold with the Company must be effective not later than ninety (90) days after the end of the Company’s cure period.

The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and you agree to work together in good faith to consider amendments to this offer letter and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A.

Work Eligibility

You have provided to the Company sufficient documentation to demonstrate your eligibility to work in the United States and, at the request of the Company, shall provide any additional documentation requested by the Company to demonstrate your eligibility to work in the United States.

8 The Green, Suite R, Dover

Delaware, 19901, U.S.A.

Background and Reference Checks

The Company may conduct appropriate background and reference checks prior to your Start Date. The Company’s offer of employment hereunder, as well as your employment under this letter agreement, is subject to the Company being reasonably satisfied with any such background and reference checks.

Dispute Resolution

All disputes concerning your employment, including any arising out of this letter agreement, shall be governed by and construed in accordance with the internal substantive laws of the State of New York, and shall be heard in the federal or state courts of New York County, New York. EACH OF THE COMPANY AND YOU HEREBY WAIVES ANY RIGHT TO A JURY TRIAL AND TO CLAIM OR RECOVER PUNITIVE DAMAGES.

Entire Agreement; Amendment

This letter agreement (together with the Proprietary Rights Agreement contemplated hereby) sets forth the sole and entire agreement and understanding between the Company and you with respect to the specific matters contemplated and addressed hereby and thereby. No prior agreement, whether written or oral, shall be construed to change or affect the operation of this letter agreement in accordance with its terms, and any provision of any such prior agreement, which conflicts with or contradicts any provision of this letter agreement, is hereby revoked and superseded. Any prior agreement, if any, you may have with the Company regarding your employment, whether written or oral, is hereby, and without any further action on your part or the Company’s, terminated, revoked and superseded by this letter agreement. You acknowledge and agree that you are not relying on any representations other than the terms set forth in this letter and your Proprietary Rights Agreement. This letter agreement may be amended or terminated only by a written instrument executed both by you and the Company.

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8 The Green, Suite R, Dover

Delaware, 19901, U.S.A.

Please acknowledge your acceptance of this offer and the terms of this letter agreement by signing below and returning a copy to me.

Looking forward to working together again Steve!

Sincerely,

By:	/s/ Marc Schegerin
Name:	Marc Schegerin
Title:	Chief Executive Officer

ACCEPTED AND AGREED:

I hereby acknowledge that I have had a full and adequate opportunity to read, understand and discuss the terms and conditions contained in this letter agreement prior to signing hereunder.

By:	/s/ Steve Migausky

Name:	Steve Migausky

Date:	June 5, 2026

PLEASE COMPLETE THE FOLLOWING:

Email: [***]

Home Telephone: [***]

8 The Green, Suite R, Dover

Delaware, 19901, U.S.A.

Exhibit A

Proprietary Rights Agreement

8 The Green, Suite R, Dover

Delaware, 19901, U.S.A.